SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2006
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327	58-1642740
(Commission File Number)	(I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650
Los Angeles, California	90049
(Address of Principal Executive Offices)	(Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
     See the discussion under Item 3.02, below, which is incorporated herein by reference.
ITEM 3.02 Unregistered Sales of Equity Securities.
     On March 2, 2006, CytRx Corporation (“CytRx”) entered into a Securities Purchase Agreement with approximately 23 institutional and individual investors (the “Investors”), pursuant to which CytRx agreed, subject to certain customary closing conditions, to sell to the Investors, for an aggregate purchase price of approximately $13.4 million, 10,650,794 shares of its common stock and warrants to purchase 5,325,397 shares of common stock of CytRx. The warrants will be exercisable for five years, beginning six months after the closing under the Securities Purchase Agreement, at an initial exercise price of $1.54 per share. As of March 2, 2006, CytRx had outstanding approximately 58.7 million shares of common stock.
     The initial exercise price of the warrants is subject to adjustment in the event of a future stock split, reverse stock split, merger or reorganization, and similar changes affecting holders of CytRx common stock generally. As used in this report, references to the “exercise price” mean the initial exercise price of the warrants as it may be adjusted pursuant to these antidilution adjustments. The warrants contain no “market-price” or “exercise-price” type antidilution adjustments that could result in the warrant holders receiving any additional shares of common stock without further consideration based on the prices at which CytRx might issue shares of common stock or common stock equivalents in the future.
     The closing of the sale of the shares and warrants is subject to delivery of certain closing items and the satisfaction of other customary closing conditions. The Securities Purchase Agreement will be terminable by the Investors if the Closing fails to occur for any reason on or before March 7, 2006.
     Conversion “Cap”
     The warrants contain a “conversion cap” provision that precludes CytRx from issuing any shares of common stock upon exercise of a warrant if, as a result of such issuance, the holder would own beneficially more than 4.99% (9.99% under certain circumstances) of CytRx’s outstanding common stock.
     Registration Rights
     In connection with the sale and issuance of the shares and warrants, CytRx and the Investors entered into a Registration Rights Agreement, dated March 2, 2006, pursuant to which CytRx agreed to prepare and file, on or before 45 days from the closing date of the sale of the shares and warrants a registration statement with the SEC covering the resale of all of the shares of common stock issued or issuable in the transaction. CytRx is required to have such registration statement declared effective by the SEC on the 90th day from the closing date (if the registration statement is not reviewed by the SEC) or by the 120th day from the closing (if the registration statement is reviewed by the SEC), or be subject to the payment of specified liquidated damages to Investors. CytRx may also be required, under certain circumstances, to pay the Investors specified liquidated damages if it is unable to maintain the effectiveness of the registration statement.

     Certain Covenants
     CytRx agrees in the Securities Purchase Agreement that it will refrain from engaging in any further equity financing during the period ending 90 days following the effective date of the registration statement to be filed by CytRx as referred to above.
     In connection with the Securities Purchase Agreement, Stephen A. Kriegsman, our President and Chief Executive Officer, entered into a Lock-Up Agreement with CytRx and the Investors in which he agrees, subject to certain exceptions, not to sell or dispose of shares of our common stock owned by him for a 12-month period following the effective date of the registration statement to be filed by CytRx as described under “Registration Rights,” above.
     Placement Agent’s Fees
     CytRx has agreed to pay T.R. Winston & Company LLC a cash placement fee at the closing equal to 7% of the gross proceeds from the sale of the shares and warrants to Investors introduced by T. R. Winston & Company LLC. CytRx also will pay $25,000 in reimbursement of legal expenses, and grant T. R. Winston & Company LLC warrants to purchase a number of shares of common stock equal to 7% of the total number of shares sold at an exercise price of $1.54 per share, and otherwise on the same terms as the warrants sold to the Investors.
     CytRx may pay similar fees and expenses, and may grant similar warrants, to other broker-dealers who have introduced Investors to CytRx.
     Other
     The shares and warrants will not be registered under the Securities Act of 1933, as amended (the “Act”), and will be issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The shares and the warrants, as well as the shares underlying the warrants, may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or exemption from the registration requirements, under the Act.
     Copies of the definitive agreements relating to the sale and issuance of the shares and the warrants are filed herewith as an exhibit to this report. The summary of matters set forth above is qualified by reference to such exhibits.
     On March 3, 2006, CytRx issued a press release announcing the execution of the Securities Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits.
     There are filed as part of this report the exhibits listed on the accompanying Index to Exhibits, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer

Dated: March 3, 2006

Index to Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant.

10.1	Securities Purchase Agreement, dated as of March 2, 2006, by and among CytRx Corporation and the purchasers named therein.

10.2	Registration Rights Agreement, dated as of March 2, 2006, by and among CytRx Corporation and the purchasers named therein.

10.3	Lock-Up Agreement, dated as of March 2, 2006, by and among CytRx Corporation, Steven A. Kriegsman and American Stock Transfer & Trust Company.

10.4	Investment Banking Agreement dated February ___, 2006 between CytRx Corporation and T.R. Winston & Company LLC.

99.1	Press Release issued by CytRx Corporation on March 3, 2006.

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